EXHIBIT 15

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Frisch’s Restaurants, Inc.

We have reviewed the accompanying interim consolidated balance sheet of Frisch’s Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of December 16, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the twenty-eight week and twelve week periods ended December 16, 2008 and December 11, 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of June 3, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 28, 2008, we expressed an unqualified opinion on those consolidated financial statements.

GRANT THORNTON LLP

/s/ Grant Thornton LLP
Cincinnati, Ohio
January 19, 2009